Exhibit 99.5

PHOTRONICS, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(Unaudited)

	Three Months ended			Six Months ended
	April 30, 2023	January 29, 2023	May 1, 2022	April 30, 2023	May 1, 2022

Reconciliation of GAAP to Non-GAAP Net Income:

GAAP Net Income	$39,929	$13,986	$27,432	$53,915	$50,496
FX (gain) loss	(10,718)	16,944	(7,844)	6,226	(13,112)
Estimated tax effects of above	2,823	(4,506)	1,947	(1,683)	3,284
Estimated noncontrolling interest effects of above	901	(2,060)	1,543	(1,159)	1,639
Non-GAAP Net Income	$32,935	$24,364	$23,078	$57,299	$42,307

Weighted-average number of common shares outstanding - Diluted	61,507	61,470	61,145	61,489	61,041

Reconciliation of GAAP to Non-GAAP EPS:

GAAP diluted earnings per share	$0.65	$0.23	$0.45	$0.88	$0.83
Effects of the above adjustments	$(0.11)	$0.17	$(0.07)	$0.05	$(0.14)
Non-GAAP diluted earnings per share	$0.54	$0.40	$0.38	$0.93	$0.69